Description of Capital Stock of The Clorox Company                Exhibit 4.10
The Company is authorized to issue up to 750,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”). Other than as required by law or the Company’s Amended and Restated Bylaws, holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Other than as described herein, all matters submitted for a stockholder vote require the affirmative vote of a majority of the voting power present in person or represented by proxy and entitled to vote on the subject matter. Director nominations in uncontested elections require the approval of the majority of votes cast, and director nominees elected in a contested election shall be determined by a plurality of votes cast. Stockholders do not have cumulative voting rights in elections of directors. In addition, Article 6 of the Company’s Restated Certificate of Incorporation requires the affirmative vote of at least eighty percent (80%) of the voting power of the then outstanding shares of stock of the Company entitled to vote regularly in the election of directors (the “Voting Stock”) voting as a single class to approve certain “business combinations,” including mergers, sales or transfers of assets, and other corporate actions, involving any “interested stockholder” (as defined in the Company’s Restated Certificate of Incorporation) or an affiliate of an interested stockholder, unless a majority of disinterested directors have approved the action and certain other conditions are met. Furthermore, the provisions of Article 6 may not be amended or repealed in any respect, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the then outstanding Voting Stock, voting as a single class. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws also contain additional anti-takeover protections, including, among other things, no ability for stockholders to act by written consent, no opt-out under Section 203 of the Delaware General Corporation Law and advance notice provisions for nominations of directors and other proposals of business. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s Board of Directors out of funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Preferred Stock (as defined below), if any. Holders of Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Common Stock.
In addition, the Company is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value per share (the “Preferred Stock”), in one or more series as determined by the Board of Directors. No shares of Preferred Stock are currently issued or outstanding. The Board of Directors may, without further action by the stockholders of the Company, issue a series of Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock issued by the Company in the future. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
The foregoing description of our capital stock is a summary and is subject to the provisions of our Restated Certificate of Incorporation, our Amended and Restated Bylaws, and the relevant provisions of the laws of the State of Delaware.